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                                   EXHIBIT 2.2

 FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE DATED MARCH 23, 1998 BY AND BETWEEN JEANNETTE NEBOUT AND PIERRE NEBOUT, AS TRUSTEES OF THE PIERRE NEBOUT AND JEANNETTE NEBOUT INTER VIVOS REVOCABLE TRUST DATED JULY 20, 1995, AS SELLER AND
                    THE PEREGRINE REAL ESTATE TRUST AS BUYER


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                                  May 18, 1998



VIA FACSIMILE AND FEDERAL EXPRESS

Pierre Nebout and Jeannette Nebout
120 Alhambra Hills Drive
Martinez, California 94596

Law Offices of Jim G. Price
1855 Olympic Boulevard, Suite 20
Walnut Creek, California 94596
Attention: Jim G. Price, Esq.

            Re:   Agreement of Purchase and Sale/Holiday Inn, Concord,
                  California

To Mr. and Mrs. Nebout and Law Offices of Jim Price:


            Confirming our conversations, pursuant to that certain Agreement of Purchase and Sale dated as of March 23, 1998 between The Peregrine Real Estate Trust ("Purchaser") and Jeannette Nebout and Pierre Nebout, as Trustees of the Pierre Nebout and Jeannette Nebout Inter Vivos Revocable Trust dated 7/20/95 ("Seller") (the "Agreement"), Purchaser and Seller hereby agree as follows:

            1. Section 2.2(a) of the Agreement is hereby amended to change the Purchase Price of the Property from Nine Million Six Hundred Thousand Dollars ($9,600,000) to Nine Million Dollars ($9,000,000). Whenever the capitalized term "Purchase Price" appears in the Agreement, it shall refer to the amount of Nine Million Dollars ($9,000,000).

            2. Effective as of the date of this letter agreement, except as set forth in the next sentence, the Inspection Period referred to in Section
1.12 and Article 3 of the Agreement shall be extended up to May 22, 1998 at 6:00 p.m. The Inspection Period shall be extended up to June 9, 1998 at 6:00 p.m. for purposes of Purchaser's reviewing and approving, in Purchaser's sole discretion, the environmental condition of the Property and such additional review and approval reasonably related thereto.

            3. Without waiving or limiting Purchaser's rights pursuant to the other terms and conditions of the Agreement, Purchaser hereby waives the conditions set forth in Section 4.1(k) and 4.1(l) of the Agreement.


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Pierre Nebout and Jeannette Nebout
Jim G. Price
May 18, 1998
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            4.    Effective as of the date of this letter agreement, the Closing
Date referred to in Section 9.1 of the Agreement shall be June 17, 1998.

            5. In the event that Purchaser does not elect to proceed with the purchase of the Property in accordance with the terms of the Agreement, as amended by this letter agreement, the Deposit and any accrued interest thereon, shall be promptly returned to Purchaser.

            Please reconfirm Seller's agreement to the terms of this letter agreement by executing a copy hereof and return the original via overnight courier and a copy via facsimile to me and a copy via facsimile to Pamela Bennett.

            Except as modified hereby, the Agreement shall remain in full force and effect. All capitalized terms used herein which have defined meanings in the Agreement shall have the same defined meanings herein. This letter agreement may be executed in counterparts.


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Pierre Nebout and Jeannette Nebout
Jim G. Price
May 18, 1998
Page Three


            We sincerely appreciate your cooperation in this matter.

                                       Very truly yours,

                                       THE PEREGRINE REAL ESTATE TRUST



                                       By:______________________________________



                                       Its:_____________________________________

cc:   Pamela H. Bennett, Esq.

We agree to the terms and conditions of this letter agreement.

Pierre Nebout and Jeannette Nebout,
as Trustees of the Pierre Nebout and Jeannette Nebout
Inter Vivos Revocable Trust dated 7/20/95


By:______________________________________

By:______________________________________


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